EXHIBIT 10.37

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Restricted Stock Unit Award Agreement

THIS AGREEMENT is made as of                 , 200_ (the “Grant Date”), by and between Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Corporation”), and «First_Name» «Last_Name» («Last_Name»)

WHEREAS, «Last_Name» is expected to perform valuable services for the Corporation and the Corporation considers it desirable and in its best interests that «Last_Name» be given a proprietary interest in the Corporation and an incentive to advance the interests of the Corporation by possessing units that are settled in shares of the Corporation’s Common Stock, $.01 par value per share (the “Common Stock”), in accordance with the Corporation’s Amended and Restated 1993 Stock Incentive Plan (the “Plan”).

NOW THEREFORE, in consideration of the foregoing premises, it is agreed by and between the parties as follows:

1.	Grant of Restricted Stock Units.

(a)	Grant. Subject to the terms and conditions set forth in this Agreement and the Plan, the Corporation hereby grants to «Last_Name» an award of restricted stock units (the “Restricted Stock Unit Award”), which shall vest and become unrestricted in accordance with Section 2 hereof.

(b)	Transferability. Restricted stock units subject to the Restricted Stock Unit Award and not then vested and unrestricted may not be sold, transferred, pledged, assigned, alienated, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, alienate, hypothecate or encumber, or otherwise dispose of such restricted stock units, the Restricted Stock Unit Award shall immediately become null and void.

2.	Vesting.

(a)	Time Vesting. Subject to paragraph (b) of this Section 2, the Restricted Stock Unit Award shall vest and become unrestricted in accordance with the following schedule: 25% on each of the first four anniversaries of the Grant Date, with 100% of the Restricted Stock Unit Award being vested on the fourth anniversary of the Grant Date.

(b)

Accelerated Vesting. If «Last_Name» continues to perform valuable services for the Corporation from the date of this Agreement until the occurrence of a Change of Control (as hereinafter defined), the portion of the Restricted Stock Unit Award which has not become vested and unrestricted under Section 2(a) at the date of such event shall immediately vest and become unrestricted with respect to 100% of the restricted stock units subject to this Restricted Stock Unit Award simultaneously with the consummation of the Change of Control. A “Change of Control” shall mean and be determined to have occurred upon any one of the following events: (i) any person or entity becoming the owner, directly or indirectly, of securities representing 35% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors other than a person or entity which as of the date hereof owned, directly or indirectly, such amount or more; provided, however, that no Change of Control shall be deemed to have occurred if immediately subsequent to an acquisition of securities, at least a majority of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of the directors are owned, directly or indirectly, by the persons who, immediately prior to such acquisition, were the owners, directly or indirectly, or at least a majority of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, in substantially the same proportion; or (ii) (A) the Corporation shall be a party to a merger or consolidation in which persons who were the owners, directly or indirectly, or at least a majority of the combined voting power of the outstanding voting securities of the Corporation entitled to vote generally in the election of the directors immediately prior thereto do not own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the Corporation entitled to vote generally in the election of directors immediately subsequent thereto or (B) the Corporation shall sell all or substantially all of its assets (each event in clauses (i) and (ii) shall be referred to herein as a “Change of Control”). If «Last_Name» is not re-elected to the Board by the shareholders at the end of his respective term, then the portion of the Restricted Stock Award which has not become vested and unrestricted under Section 2(a) at the date of such event shall immediately vest and become unrestricted with respect to 100% of the Common Stock subject to this Restricted Stock Award.

(c)	Settlement of Restricted Stock Units. Upon the date restricted stock units subject to this Agreement become vested and unrestricted, one share of Common Stock shall be issuable for each restricted stock unit that vests on such date, subject to the terms and conditions of the Plan and this Agreement. Thereafter, the Corporation will transfer such shares of Common Stock to «Last_Name» upon satisfaction of any required tax withholding obligations.

3.	No Rights as Stockholder. «Last_Name» shall not have any rights of a stockholder of the Corporation with respect to any shares of Common Stock issuable upon the vesting of restricted stock units subject to this Agreement (including the right to vote and to receive dividends and other distributions paid with respect to shares of Common Stock), unless and until, and only to the extent, the Restricted Stock Unit Award is settled by the issuance of such shares of Common Stock to «Last_Name».

4.	Termination of Unvested Restricted Stock Unit Award. If «Last_Name» services to the Corporation terminates for any reason, the portion of the Restricted Stock Unit Award which is not vested and unrestricted as of the date of termination shall be forfeited by «Last_Name» and such portion shall be cancelled by the Corporation. «Last_Name» irrevocably grants to the Corporation the power of attorney to transfer any unvested shares of shall promptly return this Agreement to the Corporation for cancellation and agrees to execute any document required by the Corporation in connection with such forfeiture. Such cancellation shall be effective regardless of whether «Last_Name» returns this Agreement.

5.	Adjustment in Event of Happening of Condition.

In the event that there is any change in the number of issued shares of Common Stock of the Corporation without new consideration to the Corporation (such as by stock dividends or stock split-ups), then the number of unvested and restricted shares subject to this Restricted Stock Award shall be adjusted in proportion to such change in issued shares.

If the outstanding shares of Common Stock of the Corporation shall be combined, or be changed into another kind of stock of the Corporation or into equity securities of another corporation, whether through recapitalization, reorganization, sale, merger, consolidation, etc. (where such event is not a Change of Control as defined in Section 2(b) above) the Corporation shall cause adequate provision to be made whereby the unvested restricted stock units subject to this Agreement shall be adjusted equitably so that the securities received upon vesting shall be the same as if the vesting had occurred immediately prior to such recapitalization, reorganization, sale, merger, consolidation, etc.

Notwithstanding the foregoing, in the event of a sale of the Corporation through a merger, consolidation or sale of all or substantially all of its assets where all or part of the consideration is cash or property (other than equity securities of another corporation) and where such event is not a Change of Control as defined in Section 2(b) above (a “Transaction”), the Restricted Stock Unit Award shall be assumed or an award of equivalent value shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Restricted

Stock Unit Award, then simultaneously with the consummation of the Transaction, «Last_Name» shall fully vest in the Restricted Stock Unit Award and all restricted stock units subject to the Restricted Stock Unit Award shall become unrestricted. For the purposes of this Section 5, the Restricted Stock Unit Award shall be considered assumed if, following the Transaction, the Restricted Stock Unit Award confers the right to receive, for each restricted stock unit subject to the Restricted Stock Unit Award and unvested immediately prior to the Transaction, the consideration (whether stock, cash, or other securities or property) received in the Transaction by holders of Common Stock held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares).

6.	Intentionally Omitted

7.	Provisions of Plan. This Restricted Stock Unit Award is granted pursuant to, and subject to the terms and conditions of, the Plan (which is incorporated herein by reference). In the event a provision of this Agreement conflicts with the Plan, the terms of the Plan will prevail. «Last_Name» acknowledges receiving a copy of the Plan and this Agreement. Any capitalized term not defined herein shall have the same meaning as in the Plan.

8.	Withholding of Taxes. The Corporation shall be entitled, if necessary or desirable, to withhold from any amounts due and payable by the Corporation to «Last_Name» (or to secure payment from «Last_Name» in lieu of withholding) the amount of any withholding or other tax due from the Corporation with respect to any Common Stock which becomes vested and unrestricted under this Agreement, and the Corporation may defer such issuance until such amounts are paid or withheld. «Last_Name» may elect to satisfy his or her obligation to advance the amount of any required income or other withholding taxes (the “Required Tax Payments”) by any of the following means: (1) a cash payment to the Corporation, (2) delivery (either actual delivery or by attestation procedures established by the Corporation) to the Corporation of previously owned whole shares of Common Stock (for which «Last_Name» has good title, free and clear of all liens and encumbrances) having a Fair Market Value (as defined in the Plan), determined as of the date the obligation to withhold or pay taxes first arises in connection with the Restricted Stock Unit Award (the “Tax Date”), equal to the Required Tax Payments, (3) authorizing the Corporation to withhold from the shares of Common Stock otherwise to be delivered to the holder pursuant to the Restricted Stock Unit Award, a number of whole shares of Common Stock having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) a cash payment by a broker-dealer acceptable to the Corporation through whom «Last_Name» has sold the shares with respect to which the Required Tax Payments have arisen or (5) any combination of (1), (2) and (3). The Compensation Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (2)-(5) for any holder who is not a director or an “officer” (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934). Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.

9.	Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrator, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:

Name:	Glen E. Tullman

«First_Name» «Last_Name»